Exhibit 99.1
Newfield Achieves Record Production in Woodford Shale
Results driven by recent completions of “Super Extended Laterals”
FOR IMMEDIATE RELEASE
     Houston — January 19, 2010 — Newfield Exploration Company (NYSE: NFX) today announced it had achieved record gross operated production of 323 MMcfe/d (184 MMcfe/d net) from the Company’s Woodford Shale play in the Arkoma Basin of southeastern Oklahoma. Production in early 2010 is expected to continue to benefit from the ongoing completion of about 20 wells drilled in late 2009.
     The recent increase in production from the Woodford Shale is being driven by results from recent super extended lateral (SXL) completions. SXL wells are defined as those having completed lateral lengths greater than 5,000 feet. Recent wells include:
•	Madison 1H-15W — the well had a lateral length of 9,983 feet and was completed with 20 fracture stimulation stages. The well had initial production of 13.5 MMcf/d with about 25% of the frac load recovered.

•	Martin 1H-15E — the well had a lateral length of 9,405 feet and was completed with 19 fracture stimulation stages. The well had initial production of 13.5 MMcf/d with about 15% of the frac load recovered.
     Newfield has five additional SXLs that have been drilled with completion operations pending. To date, Newfield has drilled more than 300 operated horizontal wells in the Woodford Shale and has significantly enhanced its economics through the drilling and completion of longer lateral wells. In 2009, the average lateral length completed was approximately 5,000 feet, about twice the average in 2006-07. For 2010, Newfield estimates that its average lateral completion in the Woodford Shale will be 6,000 – 7,000 feet. The Company expects that these SXLs can be drilled and completed for approximately $7 – $8 million gross (costs vary depending on lateral length and drilling depth). Please see the @NFX publication, dated January 12, 2010, on the Company’s website at www.newfield.com.
     Based on drilling to date and 3-D seismic data that covers the entirety of Newfield’s Woodford Shale acreage, the Company estimates that approximately 25% of its Woodford Shale acreage will ultimately be developed with SXL completions. The Company has applied to unitize a large portion of its acreage to facilitate drilling more SXLs. Approval of the unit would increase this estimated percentage to approximately 33% of the acreage, or 55,000 net acres.
     Newfield expects to run 6 – 8 operated rigs in the Woodford Shale in 2010 and increase Woodford Shale production by approximately 20% over 2009 levels.

     This report contains forward-looking information. All information other than historical facts included in this report, such as information regarding estimated or anticipated results, estimated production and costs, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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